UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): June 22, 2011

                          SYNERGY RESOURCES CORPORATION
             (Exact name of registrant as specified in its charter)

          Colorado                       None                  20-2835920
 ---------------------------      ------------------       -------------------
(State or other jurisdiction     (Commission File No.)     (IRS Employer
  of incorporation)                                          Identification No.)

                                20203 Highway 60
                           Platteville, Colorado 80651
                  --------------------------------------------
          (Address of principal executive offices, including Zip Code)


Registrant's telephone number, including area code:    (970) 737-1073
                                                       --------------

                                       N/A
                  ---------------------------------------------
          (Former name or former address if changed since last report)


Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     See Items 3.02 and 5.02 of this report.

Item 3.02. Unregistered Sales of Equity Securities

     On June 23, 2011, the Company issued 159,485 shares of its common stock to 11 persons in consideration for the assignment by these persons of oil and gas leases. The leases cover 18,136.45 gross (15,861.76 net) acres in the Denver-Julesburg Basin. George Seward, a director of the Company, received 1,471 of these shares for his assignement of leases covering 160 net acres.

     The 159,485 shares of common stock were not registered under the Securities Act of 1933 and are restricted securities. The Company relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 in connection with the issuance of the shares.

     See also Item 5.02 of this report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

     On June 23, 2011 the Company's directors approved an employment agreement with Frank L. Jennings, the Company's Principal Financial and Accounting
Officer. The employment agreement provides that the Company will pay Mr. Jennings a monthly salary of $15,000 and issue to Mr. Jennings:

     o    50,000 shares of the Company's restricted common stock; and

     o options to purchase 150,000 shares of the Company's common stock. The options are exercisable at a price of $4.40 per share, vest over three years in 50,000 share increments beginning March 6, 2012, and expire on March 7, 2021.

     The employment agreement expires on March 7, 2014 and requires Mr. Jennings to devote all of his time to the Company's business.

     The employment agreement will terminate upon Mr. Jennings' death, disability or for cause. If the employment agreement is terminated for any of these reasons, Mr. Jennings, or his legal representatives as the case may be, will be paid the salary provided by the employment agreement through the date of termination.

     For purposes of the employment agreement, "cause" is defined as:

          (i) the conviction of Mr. Jennings of any crime or offense involving fraud or moral turpitude which significantly harms the Company;

          (ii) the refusal of Mr. Jennings to follow the lawful directions of the Company's Board of Directors;

          (iii) Mr. Jennings' gross negligence which shows a reckless or willful disregard for the reasonable business practices and significantly harms the Company; or

          (iv) a breach of the employment agreement by Mr. Jennings.

     If Mr. Jennings resigns within 90 days of a relocation (or demand for relocation) of his place of employment to a location more than 35 miles from his then current place of employment, the employment agreement will be terminated and Mr. Jennings will be paid the salary provided by the employment agreement through the date of termination and the unvested portion of any stock options held by Mr. Jennings will vest immediately.

     In the event there is a change in the control of the Company, the employment agreement allows Mr. Jennings to resign from his position and receive a lump-sum payment equal to 12 months salary. In addition, the unvested portion of any stock options held by Mr. Jennings will vest immediately. For purposes of the employment agreement, a change in the control means: (1) the merger of the Company with another entity if after such merger the shareholders of the Company do not own at least 50% of voting capital stock of the surviving corporation;
(2) the sale of substantially all of the Company's assets; (3) the acquisition by any person of more than 50% of the Company's common stock; or (4) a change in a majority of the Company's directors which has not been approved by the incumbent directors.

     In accordance with the terms of the employment agreement, the Company's directors, on June 23, 2011, issued 50,000 shares of the Company's restricted common stock to Mr. Jennings.

     On June 22, 2011, Benjamin J. Barton resigned his position as a director of the Company. Mr. Barton determined that he did not have sufficient time to meet the responsibilities associated with properly serving on the Board as the Company continues to grow. Mr. Barton was one of the founders of the Company and served as a Director for three years. Mr. Barton remains a significant shareholder and will consult with the Company on strategic matters.


Item 9.01 Financial Statements and Exhibits

      Exhibit Number    Description
      --------------    -----------

      10.11             Employment Agreement with Frank L. Jennings.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  June 23, 2011

                                   SYNERGY RESOURCES CORPORATION


                                   By: /s/ Ed Holloway
                                       ----------------------------
                                       Ed Holloway, President